EXHIBIT 5

[Western Digital Corporation Letterhead]

November 5, 2015

Western Digital Corporation

3355 Michelson Drive, Suite 100

Irvine, California 92612

Re:	Registration of Securities of Western Digital Corporation

Ladies and Gentlemen:

In connection with the registration of up to 23,152,418 shares of Common Stock of Western Digital Corporation, a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 17,152,418 of such Shares to be issued or delivered pursuant to the Western Digital Corporation Amended and Restated 2004 Performance Incentive Plan (as amended, the “2004 Plan”) and up to 6,000,000 of such Shares to be issued or delivered pursuant to the Western Digital Corporation Amended and Restated 2005 Employee Stock Purchase Plan (as amended, the “ESPP” and, together with the 2004 Plan, the “Plans”), you have requested my opinion set forth below.

In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.

On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that:

(1) the Shares have been duly authorized by all necessary corporate action on the part of the Company and,

(2) when issued in accordance with such authorization, the provisions of the applicable Plan and relevant agreements duly authorized by and in accordance with the terms of the applicable Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the applicable Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

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I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Michael C. Ray
Executive Vice President, Chief Legal Officer and Secretary